Exhibit 99
Deltic Timber Corporation		210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL
NEWS RELEASE

_______________________________________________________________________________________
FOR RELEASE	April 19, 2004	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
			Investor Relations	Public Relations
			(870) 881-6432	(870) 881-6407

Deltic Announces First Quarter 2004 Results

EL DORADO, AR -- President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the first quarter of 2004 was $1.3 million, $.11 a share, compared to $1.2 million, $.10 a share, a year ago. Operating income totaled $3.9 million for the current period, a $1.5 million decrease from the first quarter of 2003, due primarily to a reduction in commercial real estate sales activity. Net cash provided by operating activities was $6.5 million for 2004's first quarter, which compares to $8.3 million a year ago.

In commenting on the results, Mr. Dillon said, "While net income was only slightly higher than a year ago, it is very important to note both that the source of this year's income was more from our core Forest Products operations rather than one large commercial real estate sale as was the case in 2003's first quarter and that all three of our operating segments, including the Mills for a second consecutive quarter, reported positive results. Woodlands' segment pretax income was slightly lower due to our previously disclosed planned reduction in the pine sawtimber harvest level and to reduced timberland sales, but the Mills segment results increased $2.6 million due primarily to lumber market improvements combined with our continuing efforts to raise sawmill operating performance. Our equity in Del-Tin Fiber improved $1.6 million compared to the first quarter a year ago, and this operation reported its first-ever profit for a month in March. As a result of the plant's improvement in operating and financial performance, cash advances required by Del-Tin Fiber were significantly reduced. The combination of this improvement and the cash flows generated by our operating segments has allowed the Company to reduce long-term debt by $7 million during the first quarter. Earlier in April, a contract for the sale of 48 commercial acres, to be developed into an open-air lifestyle shopping center, was entered into with RED Development LLC, and this sale is currently scheduled to close by the end of the year. All of our operations are well positioned for 2004 to be another solid year for Deltic."

Operating income for Deltic's Woodlands segment was $5.5 million in the first quarter of 2004, a decrease of $.3 million when compared to $5.8 million for the same period a year ago. Pine sawtimber harvest levels decreased 7,249 tons to 170,781 in the first quarter of 2004 when compared to the first quarter of 2003. Deltic's average pine sawtimber price was $38 per ton, a slight decrease from $39 for 2003's first quarter. During the quarter, sales of 238 acres of timberland produced a gain of $.2 million, compared to similar sales of 1,186 acres at a $.9 million gain in the prior-year quarter.

The Company's Mills segment earned $.3 million in 2004's first quarter, an increase of $2.6 million when compared to a loss of $2.3 million for the corresponding quarter of 2003. Finished lumber sales price increased $46, or 16 percent, to $337 per thousand board feet from $291 in the prior-year period. Lumber sales volume decreased from 56.3 million board feet to 52.4 million in the quarter primarily due to a reduction in mill operating hours and transportation shortages.

The Real Estate segment earned $.6 million in the first quarter of 2004, which compares to $3.4 million for the same quarter of 2003. During the quarter, the sale of about two acres of commercial property averaging $152,200 per acre was recorded, while results for 2003's first quarter included the sale of approximately 29 acres of commercial real estate at an average price of $123,700 per acre. Residential lot sales totaled 31 lots, a decrease of 16, during the quarter; but average lot price of $73,600 increased $4,400 per lot due primarily to sales mix.

Corporate operating expense was $2.6 million for 2004's first quarter, which compares to $1.6 million for the corresponding period of 2003. The increase was primarily the result of higher general and administrative expenses. Deltic's equity in Del-Tin Fiber was a loss of $.2 million for the first quarter of 2004 and $1.8 million for the prior-year quarter.

Capital expenditures were $3.8 million for the first quarter of 2004, and expenditures for the same period of 2003 totaled $12.7 million, including $10.2 million for the purchase of approximately 6,700 acres of timberland.

In regard to the outlook for the second quarter and year of 2004, Mr. Dillon stated, "We currently anticipate the pine sawtimber harvest to be 150,000 to 160,000 tons and 550,000 to 575,000 tons, respectively. Sales of timberland identified to have a higher and better use or to be non-strategic are anticipated to be 3,500 to 4,500 acres for the year. Finished lumber production and sales are estimated at 55 to 60 million board feet for the second quarter and 230 to 240 million for the year. Residential lot sales are projected at 50 to 60 lots and 220 to 240 lots for the second quarter and year of 2004, respectively."

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Federal Securities Laws. Such statements reflect the Company's current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company's products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 20, 2004, at 2:00 p.m. Central Time to discuss first quarter 2004 earnings. Interested parties may participate in the call by dialing 1-800-915-4836. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Tuesday, April 27, by dialing

1-800-428-6051 and referencing replay passcode identification number 350621.

Summary financial data and operating statistics for the first quarter of 2004 with comparisons to 2003 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	March 31, 2004		March 31, 2003
	Net	Operating	Net	Operating
	Sales	Income	Sales	Income

Woodlands	$8.2	5.5	9.1	5.8
Mills	20.5	0.3	19.3	(2.3)
Real Estate	3.8	0.6	7.8	3.4
Corporate	0.0	(2.6)	0.0	(1.6)
Eliminations	(4.7)	0.1	(3.8)	0.1
Total net sales/operating income	$27.8	3.9	32.4	5.4

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2004	2003

Net sales	$27,811	32,429

Costs and expenses
Cost of sales	18,197	21,558
Depreciation, amortization, and
cost of fee timber harvested	2,913	3,532
General and administrative expenses	2,809	1,900
Total costs and expenses	23,919	26,990

Operating income	3,892	5,439

Equity in Del-Tin Fiber	(234)	(1,845)
Interest income	58	28
Interest and other debt expense	(1,583)	(1,623)
Other income/(expense)	(4)	45

Income/(loss) before income taxes	2,129	2,044

Income taxes	(854)	(830)

Net income/(loss)	$1,275	1,214

Earnings per common share
Basic	$0.11	0.10
Assuming dilution	0.11	0.10

Dividends per common share	$0.0625	0.0625

Average common shares outstanding (thousands)	12,021	11,907

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited)
	Mar. 31,	Dec. 31,
	2004	2003

Working capital	$7,232	7,134
Total assets	312,018	314,310
Long-term debt	108,040	115,056
Stockholders' Equity	174,107	170,234

OTHER DATA (Unaudited)

	Three Months Ended
	March 31,
	2004	2003

Capital expenditures - thousands of dollars
Woodlands	$2,586	10,782
Mills	164	346
Real Estate	1,011	1,539
Corporate	68	58
Total	$3,829	12,725

Net cash provided by operating activities	$6,541	8,265

Woodlands
Pine sawtimber harvested from fee lands - tons	170,781	178,030
Pine sawtimber price - per ton	$38	39

Timberland sales - acres	237.50	1,186.44
Timberland sales price - per acre	$1,000	1,100

Mills
Finished lumber sales - thousands of board feet	52,445	56,303
Finished lumber price - per thousand board feet	$337	291

Real Estate
Residential
Lots sold	31	47
Average sales price - per lot	$73,600	69,200

Commercial
Acres sold	2.03	29.17
Average sales price - per acre	$152,200	123,700